Exhibits to Form S-8

Exhibit  5
Opinion of John H. Lonnquist, P.C., relating to the issuance of shares of common stock pursuant to the Employee Stock Options

                                   LAW OFFICES

                            JOHN H. LONNQUIST, P. C.
                          3200 Cherry Creek South Drive
                             Denver, Colorado  80209

                                                                  (303) 722-8261
                                                             fax  (303) 722-8502
                                  18 June 2001

Inform Worldwide Holdings, Inc.
10333 East Dry Creek Road, Suite 270
Englewood, Colorado 80112

Dear Ladies and Gentlemen:

We have been asked to render an opinion with respect to 1,000,000 shares of Class A, no par value, common stock ("Common Stock") of Inform Worldwide Holdings, Inc. ("Corporation") which may be issued by the Corporation to Timothy
J. O'Connor from time to time pursuant to an Option To Purchase dated May 1, 2001.

We have examined original or copies of such records of the Corporation, and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. We have also made inquiries of two Directors, one an officer of the Corporation, to obtain information necessary to make this opinion.

Based on our examination and inquiries referred to above, we are of the opinion that, when issued and paid for in compliance with the Option To Purchase, the shares of Common Stock will be legally issued, fully paid, and non assessable under the Colorado Business Corporation Act.

This letter cannot be relied upon by anyone other than the addressee, or the Securities and Exchange Commission as an Exhibit to any Registration Statement filed within thirty (30) days hereof on Form S-8 and relating to the Common Stock. We consent to the filing of this opinion as an exhibit to such registration statement.

This letter makes no opinion as to federal or state securities laws, rules, regulations, or compliance.

This opinion is issued as of the date hereof and we assume no liability for updating it in accordance with future events or changes in the law.

Thank  you.

Sincerely,
/s/  John H. Lonnquist, P.C.


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